SUITE 1850
1066 WEST HASTINGS STREET
VANCOUVER, BC V6E 3X2

T: 604.683.3850	ACAL GROUP
F: 604.688.8479	CHARTERED ACCOUNTANTS
PCAOB & CPAB Registrant

AUDITORS’ CONSENT

We consent to the incorporation of our report dated August 28, 2012, with respect to the consolidated statements of financial position as at April 30, 2012 and April 30, 2011 and May 1, 2010, and the consolidated statements of operations and comprehensive loss, consolidated statements of cash flows and consolidated statements of changes in equity for the years ended April 30, 2012 and April 30, 2011 on the Company's Annual Report Form 20-F dated September 12, 2012.

“ACAL Group”

Chartered Accountants

Vancouver, British Columbia

September 12, 2012